Exhibit 99.1

Contact:	Allen & Caron Inc		CardioGenesis
	Mike Mason (investors)	Len Hall (media)	Darrell Eckstein, President
	212-691-8087	949-474-4300	714-649-5000
	michaelm@allencaron.com	len@allencaron.com

CARDIOGENESIS CORPORATION REPORTS 2003 FIRST QUARTER RESULTS
Strong Laser Sales Lead to Profitable First Quarter

FOOTHILL RANCH, CA (April 23, 2003) ... CardioGenesis Corporation (OTCBB:CGCP.OB), the market leader in angina-relieving Transmyocardial Revascularization (TMR) and Percutaneous Myocardial Revascularization (PMR), today announced results for the first quarter ended March 31, 2003. Chairman and CEO Michael J. Quinn said the Company had a profitable first quarter based on strong sales of the Company’s Holmium:YAG cardiac laser system that led to an 8 percent year-over-year increase in revenues. Quinn said that results for the 2003 first quarter reflected a continuation of the trend of growing interest in the CardioGenesis TMR procedure for the treatment of severe angina pain. He also said that the Company was cash flow positive in the 2003 first quarter, resulting in an increase in cash from the balance at the end of 2002.

     Revenues in this year’s first quarter grew to $3.4 million from $3.2 million in the same period last year, with the Company reporting net income for the 2003 first quarter of $121,000, or $0.00 per fully diluted share, compared to a loss of $1.2 million, or a loss per share of $0.03 for the first quarter of 2002.

     “This year’s first quarter profit is the result of solid operational performance in all areas of the business combined with a strong and growing interest in our TMR procedure,” Quinn added. “We saw over the last few quarters that a trend was developing as more and more cardiothoracic surgeons expressed interest in TMR, and based on the number of lasers sold in the first quarter, we expect to see this renewed interest continue as we move through this year.”

     Quinn went on to say that the Company is growing its TMR business each quarter, and believes it is positioned to be profitable in 2003. “Our operating expenses are now in line with our revenue ramp and we expect gross margins to remain within the current range,” Quinn said.

     Gross profit margins as a percentage of sales rose to 82 percent in the first quarter of 2003, up significantly from 74 percent in the prior year’s first quarter and in line with the upward trend in gross margins seen in prior quarters. Total operating expenses in this year’s first quarter declined 25 percent to $2.7 million from $3.6 million in the prior year’s first quarter.

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     Quinn said that the Company remains committed to PMR, its less invasive, catheter-based version of TMR. He said the Company continues to work closely with the U.S. Food and Drug Administration (FDA), which in February granted CardioGenesis an impartial forum for consideration of PMR by a new independent panel of qualified experts. The Company is working with the FDA to establish a meeting date and currently expects the meeting will take place within the next 60 days.

     “We are confident and optimistic that the strength of our clinical data and the significant quality of life enhancing benefits of PMR will ultimately lead to clearance from the FDA to market PMR in the US,” Quinn added.

     The Company’s March 31, 2003 balance sheet showed cash and cash equivalents of $1.6 million, total assets of $7.6 million and shareholders’ equity of $3.8 million, and no long term debt.

     During the year’s first quarter, the Company shipped eight lasers and had worldwide disposable sales of 721 units, compared to the shipment of eight lasers and worldwide disposable sales of 608 units in the first quarter of 2002. At the end of the 2003 first quarter, there were 425 sites with CardioGenesis lasers for myocardial revascularization, compared to 420 sites at the end of the first quarter of 2002. The total number of surgeons trained as of March 31, 2003, had risen to 1,133, compared to 1,039 trained at the end of the prior year’s first quarter.

Conference Call

     CardioGenesis will host a conference call today, April 23, 2003, to discuss the Company’s results for its first quarter ended March 31, 2003. The call will take place at 11:30 a.m. EDT (Eastern) and will be broadcast live over the Internet. Those interested in listening to the live webcast of the conference call may do so by going to the Company’s website at www.cardiogenesis.com.

     Web participants are encouraged to go to the selected website at least 15 minutes prior to the start of the call to register and, if necessary, download and install any needed audio software. An online webcast replay of the call will be accessible at www.cardiogenesis.com for seven days starting shortly after the live webcast.

About CardioGenesis Corporation

     CardioGenesis is a medical device company specializing in the treatment of cardiovascular disease and is a leader in devices that stimulate cardiac angiogenesis. The Company’s market leading Holmium: YAG laser system and disposable fiber-optic accessories are used to perform a FDA-cleared surgical procedure known as transmyocardial revascularization (TMR) to treat patients suffering from angina. The CardioGenesis TMR procedure, which is marketed in the U.S. and around the world, has been shown to reduce angina and improve the quality of life in patients with coronary artery disease. The Company’s minimally invasive percutaneous myocardial revascularization (PMR) procedure is currently being marketed in Europe and other international markets.

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     For more information on the Company and its products, please visit the CardioGenesis web site at http://www.cardiogenesis.com. For investor relations information, visit the CardioGenesis pages in the “Client” section of the Allen & Caron Inc web site at www.allencaron.com.

Any forward-looking statements in this news release related to the Company’s sales, profitability, the adoption of its technology and products and FDA clearances are based on current expectations and beliefs and are subject to numerous risks and uncertainties that could cause actual results to differ materially. Other factors that could cause CardioGenesis’ actual results to differ materially are discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, and the Company’s other recent SEC filings. The Company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

TABLES FOLLOW

CARDIOGENESIS CORPORATION REPORTS 2003 FIRST QUARTER RESULTS
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CARDIOGENESIS CORPORATION
CONDENSED AND CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31,

	2003	2002

Net revenues	$3,422	$3,158
Cost of revenues	622	826

Gross profit	2,800	2,332

Operating expenses:
Research and development	383	206
Sales, general and administrative	2,298	3,372

Total operating expenses	2,681	3,578

Income (loss) from operations	119	(1,246)
Non-operating income, net	2	7

Net income (loss)	$121	$(1,239)

Net income (loss) per share - basic and diluted	$0.00	$(0.03)

Shares used in per share computations -
Basic	37,121	36,507

Diluted	37,145	36,507

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CARDIOGENESIS CORPORATION
CONDENSED AND CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31,	December 31,
	2003	2002

ASSETS
Cash and cash equivalents	$1,576	$1,490
Accounts receivable, net	1,946	1,961
Inventories	1,535	1,632
Property and equipment, net	526	589
Other assets	1,989	2,083

Total assets	$7,572	$7,755

LIABILITIES & SHAREHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$3,099	$3,423
Deferred revenue	641	621
Shareholders’ equity	3,832	3,711

Total liabilities and shareholders’ equity	$7,572	$7,755

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